Exhibit 4.2
DESCRIPTION OF SECURITIES
The following description is based on relevant portions of Delaware law and on the Declaration of Trust and bylaws of the Fund. This summary is not necessarily complete, and the Fund refers investors to Delaware law and the Declaration of Trust and bylaws for a more detailed description of the provisions summarized below. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.
General
Under the terms of the Fund’s Declaration of Trust, the Fund is authorized to issue an unlimited number of common shares of any class. As of February 28, 2026, there was one class of Shares, with 12,801,476 Shares outstanding and no preferred shares outstanding. The Declaration of Trust provides that the Board may classify or reclassify any unissued Shares into one or more classes or series of Shares or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for the Fund’s Shares, and it can offer no assurances that a market for its Shares will develop in the future. The Fund does not intend for the Shares offered pursuant to this offering to be listed on any national securities exchange and the Fund does not expect there to be a public market for the Shares. There are no outstanding options or warrants to purchase the Fund’s Shares. No Shares have been authorized for issuance under any equity compensation plans. Under the terms of the Declaration of Trust, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. The Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Fund’s assets or the affairs of the Fund by reason of being a shareholder.
None of the Fund’s Shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Fund or potential liabilities associated with ownership of the security (not including investment risks). In addition, except as may be provided by the Board in setting the terms of any class or series of Shares, no shareholder shall be entitled to exercise appraisal rights in connection with any transaction.
Description of the Fund’s Shares
Under the terms of the Fund’s Declaration of Trust, all Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to the holders of the Shares if, as and when authorized by the Fund’s Board and declared by it out of funds legally available therefore. Except as may be provided by the Board in setting the terms of classified or reclassified shares or as may otherwise be provided by contract approved by the Board, the Fund’s Shares will have no preemptive, exchange, conversion, appraisal or redemption rights and will not be freely transferable, and, in order to avoid the possibility that the Fund’s assets could be treated as “plan assets,” the Fund may require any person proposing to acquire Shares to furnish such information as may be necessary to determine whether such person is a Benefit Plan investor or an ERISA Controlling Person (as such terms are defined therein), restrict or prohibit transfers of such shares or redeem any outstanding shares for such price and on such other terms and conditions as may be determined by or at the direction of the Board. In the event of the Fund’s liquidation, dissolution or winding up, each share of the Fund’s Shares would be entitled to share pro rata in all of the assets that are legally available for distribution after the Fund pays all debts and other liabilities. Each share of the Fund’s Shares will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. Except as may be provided by the Board in setting the terms of classified or reclassified shares, the holders of the Fund’s Shares will possess exclusive voting power. There will be no cumulative voting in the election or removal of Trustees. Each Trustee will be elected by a majority of the votes cast with respect to such Trustee’s election; provided that, Trustees shall be elected by a plurality of the votes cast at any such meeting if (i) the Fund’s secretary receives notice that a shareholder has nominated an individual for election as a Trustee in compliance with the requirements of advance notice of shareholder nominees for Trustee set forth in the Bylaws and (ii) such nomination has not been withdrawn by such shareholder on or before the close of business on the tenth (10th) day before the date of filing of the definitive proxy statement of the Fund with the SEC and, as a result of which, the number of nominees is greater than the number of Trustees to be elected at the meeting. Any vacancies in the Fund’s Board will be filled by a majority vote of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is duly elected and qualified. Pursuant to the Declaration of Trust, the Board may amend any provision of the Bylaws, including those related to the election of the Trustees.
Preferred Shares
The Private Offering does not include an offering of preferred shares. However, under the terms of the Declaration of Trust, the Board may authorize us to issue preferred shares in one or more classes or series without shareholder approval, to the extent permitted by the 1940 Act. The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares. The Fund does not currently anticipate issuing preferred shares in the near future. In the event it issues preferred shares, the Fund will make any required disclosure to shareholders.
Preferred shares could be issued with terms that would adversely affect the shareholders, provided that the Fund may not issue any preferred shares that would limit or subordinate the voting rights of holders of Shares. Preferred shares could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to Shares and before any purchase of Shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 66-2/3% of the Fund’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of preferred shares, if any are issued, must be entitled as a class voting separately to elect two Trustees at all times and to elect a majority of the Trustees if distributions on such preferred shares are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred shares (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred shares would be required to approve a proposal involving a plan of reorganization adversely affecting such securities. The issuance of any preferred shares must be approved by a majority of the Independent Trustees not otherwise interested in the transaction.
Transfer and Resale Restrictions
The Shares may not be transferred unless (i) (A) the Fund provides its prior written consent, (B) the transferee is an affiliate of the transferor or (C) the transferee can demonstrate to the Fund that such transfer is necessary to comply with regulatory requirements arising under U.S. banking laws, and (ii) such shares are registered under the Securities Act and under any other applicable securities laws or an exemption from such registration thereunder is available. The Shares may not be sold without the prior written consent of the Fund and unless such shares are registered under the Securities Act and under any other applicable securities laws or an exemption from such registration thereunder is available. The Shares are not currently listed on an exchange, and the Fund does not expect there to be a public market for the Shares. Repurchases of Shares by the Fund, if any, are expected to be limited. An investment in the Fund may not be suitable for investors who may need the money they invest in a specified time frame.
Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses
Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. The Fund’s Declaration of Trust provides that the Trustees will not be liable to it or the shareholders for monetary damages for breach of fiduciary duty as a trustee to the fullest extent permitted by Delaware law. The Fund’s Declaration of Trust provides for the indemnification of any person to the full extent permitted, and in the manner provided, by Delaware law. In accordance with the 1940 Act, The Fund will not indemnify certain persons for any liability to which such persons would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Pursuant to the Declaration of Trust and subject to certain exceptions described therein, the Fund will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Trustee or officer of the Fund and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a Trustee or officer of the Fund and at the request of the Fund, serves or has served as a trustee, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity (each such person, an “Indemnitee”), in each case to the fullest extent permitted by Delaware law. Notwithstanding the foregoing, the Fund will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.
The Fund will not indemnify an Indemnitee against any liability or loss suffered by such Indemnitee unless (i) the Indemnitee determines in good faith that the course of conduct that caused the loss or liability was in the best interests of the Fund, (ii) the Indemnitee was acting on behalf of or performing services for the Fund, (iii) such liability or loss was not the result of the Indemnitee’s gross negligence or willful misconduct, in each case, as determined by a court of competent jurisdiction in a final, non-appealable order, and (iv) such indemnification or agreement to hold harmless is recoverable only out of the net assets of the Fund and not from the shareholders.
In addition, the Declaration of Trust permits the Fund to advance reasonable expenses to an Indemnitee or an affiliate of the Adviser who is not otherwise an Indemnitee, and the Fund will do so in advance of final disposition of a proceeding if (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund, (ii) the Indemnitee or the affiliate of the Adviser, as applicable, provides the Fund with written affirmation of such person’s good faith belief that the person has met the standard of conduct necessary for indemnification by the Fund as authorized by the Declaration of Trust, (iii) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Fund acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iv) the Indemnitee or the affiliate of the Adviser, as applicable, provides the Fund with a written agreement to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined by final, non-appealable decision of a court of competent jurisdiction, that the Indemnitee is not entitled to indemnification.
Organization and Duration
The Fund was formed as a Delaware statutory trust on June 24, 2024 and will remain in existence until dissolved in accordance with the Declaration of Trust or pursuant to Delaware law.
Purpose
Under the Declaration of Trust, the Fund is permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon it pursuant to the agreements relating to such business activity.
Delaware Anti-takeover Provisions
The Fund’s Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. The Board may, without shareholder action, authorize the issuance of shares in one or more classes or series, including preferred shares; and the Board may, without shareholder action, amend the Declaration of Trust to increase the number of the Fund’s Shares, of any class or series, that it will have authority to issue. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with the Board. The Fund believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.
Number of Trustees; Removal; Vacancies
The Fund’s Declaration of Trust provides that the number of Trustees will be set by the Board in accordance with its Bylaws. The Fund’s Bylaws provide that a majority of the entire Board may at any time increase or decrease the number of Trustees. The Fund’s Declaration of Trust provides that the number of Trustees generally may not be less than three. Except as otherwise required by applicable requirements of the 1940 Act pursuant to an election under the Declaration of Trust, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy will serve for the remainder of the full term of the Trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. Independent Trustees will nominate replacements for any vacancies among the Independent Trustees’ positions.
The Fund’s Declaration of Trust provides that a Trustee may be removed from office for cause only, and not without cause, and only by a majority of the remaining Trustees (or, in the case of the removal of a Trustee that is not an Interested Trustee, by a majority of the remaining Trustees that are not Interested Trustees) and upon the vote of the holders of at least two-thirds (66 2/3%) of the Shares then entitled to vote in an election of such Trustee.
Action by Shareholders
The Fund’s Bylaws provide that shareholder action can be taken at an annual meeting or at a special meeting of shareholders or by unanimous written consent in lieu of a meeting. The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust and Bylaws, the Fund is not required to hold annual meetings. Special meetings may be called by the Trustees and certain of the Fund’s officers, and will be limited to the purposes for any such special meeting set forth in the notice thereof. In addition, the Fund’s Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders will be called by the secretary of the Fund upon the written request of shareholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Any special meeting called by such shareholders is required to be held not less than 10 nor more than 60 days after the secretary gives notice for such special meeting. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.
With respect to special meetings of shareholders, only the business specified in the Fund’s notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) pursuant to the Fund’s notice of the meeting, (2) by or at the direction of the Board or (3) provided that the Board has determined that Trustees will be elected at the meeting, by any shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.
The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Fund’s Declaration of Trust does not give the Board any power to disapprove shareholder nominations for the election of Trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of Trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Fund and its shareholders.

Amendment of the Declaration of Trust and Bylaws
The Fund’s Declaration of Trust provides that shareholders are entitled to vote upon a proposed amendment to the Declaration of Trust if the amendment would alter the terms of contract rights of the shares held by such shareholders so as to affect them adversely. Approval of any such amendment or addition must be approved by the holders of at least two-thirds of the outstanding shares of the Fund entitled to vote on the matter. In addition, amendments to the Fund’s Declaration of Trust to make its Shares a “redeemable security” or to convert the Fund, whether by merger or otherwise, from a closed-end company to an open-end company each must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter.
The Fund’s Declaration of Trust provides that the Board has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws. Except as described in the paragraph above, the Fund’s Declaration of Trust provides that the Board may amend its Declaration of Trust without any vote of its shareholders.
Actions Related to Merger, Conversion, Reorganization or Dissolution
The Board may, without the approval of holders of the Fund’s outstanding Shares, approve a merger, conversion, consolidation or other reorganization of the Fund, provided that the resulting entity is a BDC under the 1940 Act. The Fund will not permit the Adviser to cause any other form of merger or other reorganization of the Fund without the affirmative vote by the holders of more than two-thirds of the outstanding Shares of the Fund entitled to vote on the matter. The Fund may be dissolved at any time, without the approval of holders of its outstanding Shares, upon affirmative vote by a majority of the Trustees.
Derivative Actions
No person, other than a Trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Fund. Any shareholder may maintain a derivative action on behalf of the Fund.
In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Act, a shareholder may bring a derivative action on behalf of the Fund only if the following conditions are met: (i) a pre-suit demand has been made on the Board if an effort to cause the Trustees to bring such an action is not likely to succeed, and a demand shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of Board who are not “Independent Trustees” (as that term is defined in the Delaware Statutory Trust Act); and (ii) unless a demand is not required under clause (i) above, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel or other advisors in considering the merits of the request. In the event that the Trustees determine not to bring such action, it may require an undertaking by the shareholders making such request to reimburse the fund for the expense of any advisors. For purposes of this paragraph, the Board may designate a committee of one or more Trustees to consider a shareholder demand.
Exclusive Delaware Jurisdiction
Each Trustee, each officer, each shareholder and each person beneficially owning an interest in a share of the Fund (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Act, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Fund or its business and affairs, the Delaware Statutory Trust Act, the Declaration of Trust or the Bylaws or asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Fund, the Delaware Statutory Trust Act or the Declaration of Trust (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Fund to the shareholders or the Board, or of officers or the Board to the Fund, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Fund, the officers, the Board or the shareholders, or (D) any provision of the Delaware Statutory Trust Act or other laws of the State of Delaware pertaining to trusts made applicable to the Fund pursuant to Section 3809 of the Delaware Statutory Trust Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Act, the Declaration of Trust or the Bylaws relating in any way to the Fund (regardless, in every case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. In the event that any claim, suit, action or proceeding is commenced outside of the Court of Chancery of the State of Delaware in contravention of the foregoing, all reasonable and documented out of pocket fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such claim, suit, action or proceeding shall be reimbursed by the non-prevailing party. Nothing disclosed in the foregoing will apply to any claims, suits, actions or proceedings asserting a claim brought under federal or state securities laws.
Access to Records
Any shareholder will be permitted access to all of the Fund’s records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of the Fund’s records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and business telephone numbers of the Fund’s shareholders, along with the number of Shares held by each of them, will be maintained as part of its books and records and will be available for inspection by any shareholder or the shareholder’s designated agent at its office. The shareholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any shareholder who requests the list within ten days of the request. A shareholder may request a copy of the shareholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to voting rights and the exercise of shareholder rights under federal proxy laws. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication. Such copy of the shareholder list shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font).
A shareholder may also request access to any other corporate records. If a proper request for the shareholder list or any other corporate records is not honored, then the requesting shareholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a shareholder will not have the right to, and the Fund may require a requesting shareholder to represent that it will not, secure the shareholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting shareholder’s interest in its affairs. The Fund may also require that such shareholder sign a confidentiality agreement in connection with the request.
Conflict with the 1940 Act
The Fund’s Declaration of Trust provides that, if and to the extent that any provision of Delaware law, or any provision of its Declaration of Trust conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.